Exhibit 3.3

Certificate of Designations of the Preferred Stock

Of

Cambridge Heart, Inc.

To be Designated

Series A Convertible Preferred Stock

Cambridge Heart, Inc., a Delaware corporation (the “Corporation”), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

RESOLVED:  That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 1,975,000 shares, to be designated “Series A Convertible Preferred Stock” (hereinafter “Series A Preferred Stock”); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

1.                                       Dividends.

(a)           The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock) on shares of Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible.

(b)           The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation other than Common Stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the dividend payable on each share of such other class or series determined as if all such shares of such class or series had been converted into Common Stock and all shares of Series A Preferred Stock had been converted into Common Stock on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by $4.42 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

2.                                       Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)           Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to the greater of (i) $4.42 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 Payments to Holders of Junior Stock.  After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c)                                  Consolidation or Merger.

(i)                                     The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):

(A)          An acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions, including without limitation a merger or consolidation in which

(I)                                    the Corporation is a constituent party or

(II)                                a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such transaction or series of related transactions involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such transaction or series of related transactions continue to hold immediately following such transaction or series of related transactions at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction or series of related transactions, the parent corporation of such surviving or resulting corporation; or

(B)           the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation).

(ii)                                  The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above or (B) the holders of at least eighty-four percent (84%) of the then outstanding shares of Series A Preferred Stock specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 2(a) and 2(b) above.

(iii)                               In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 60 days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice (the “Liquidation Redemption Notice”) to each holder of Series A Preferred Stock no later than the 60th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, and (B) if any holder of shares of Series A Preferred Stock so requests in a written instrument delivered to the Corporation not later than 75 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the “Net Proceeds”), to redeem (the “Liquidation Redemption”), on the 90th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series A Preferred Stock held by such holder at a price per share equal to the Series A Liquidation Amount (the “Liquidation Redemption Price”).  In the event of a Liquidation Redemption, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of the shares of Series A Preferred Stock held by each such holder requesting such redemption.  Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.  The following provisions shall apply to a Liquidation Redemption:

(A)                              Notice.  The Liquidation Redemption Notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, not less than 30 days prior to the Liquidation Redemption Date.  Each Liquidation Redemption Notice shall state:

(I)                                    the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Liquidation Redemption Date specified in the Liquidation Redemption Notice;

(II)                                the Liquidation Redemption Date and the Liquidation Redemption Price;

(III)                            the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)                            that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(B)                                Surrender of Certificates; Payment.  On or before the Liquidation Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Liquidation Redemption Date, unless such holder has exercised his right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Liquidation Redemption Notice, and thereupon the Liquidation Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(C)           Rights Subsequent to Redemption.  If the Liquidation Redemption Notice shall have been duly given, and if on the applicable Liquidation Redemption Date the Liquidation Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Liquidation Redemption Price without interest upon surrender of their certificate or certificates therefor.

(D)          Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series A Preferred Stock.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(iv)          The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or  securities shall be determined in good faith by the Board of Directors of the Corporation.

3.                                       Voting.

(a)           On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the Restricted Ownership Percentage in Section 4(e) below).  Except as provided by law or by the provisions of Subsection 3(b) below, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)           The holders of record of the shares of Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.), exclusively and as a separate class, shall be entitled to elect two members of the Board of Directors of the Corporation (and, at such time, the total number of members of the Board of Directors of the Corporation shall not exceed seven (7)), and the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and as a separate class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation; provided, however, that the holders of record of the shares of Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.), exclusively and as a separate class, shall be entitled to elect an additional member of the Board of Directors of the Corporation (and, at such time, the total number of members of the Board of Directors of the Corporation shall not exceed eight (8)) upon the payment by members of the Belmont Group (as such term is defined in that certain Securities Purchase Agreement, dated as of May     , 2003, between the Corporation and the Purchasers listed on Schedule I attached thereto (the “Securities Purchase Agreement”)), of an aggregate of $1,500,000 for the purchase of Warrant Shares (as defined in the Securities Purchase Agreement), provided, further, that the holders of record of the shares of Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.), exclusively and as a separate class, shall be entitled to elect an additional member of the Board of Directors of the Corporation (and, at such time, the total number of members of the Board of Directors of the Corporation shall not exceed nine (9)) upon the payment by members of the Belmont Group of an aggregate of $3,000,000 for the purchase of Warrant Shares.  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.) then outstanding shall constitute a quorum of the Series A Preferred Stock for the purpose of electing directors pursuant to this Subsection 3(b).  A vacancy in any directorship filled by the holders of Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.) shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock (other than Medtronic, Inc. and The Tail Wind Fund Ltd.) or by any remaining director or directors elected pursuant to this Subsection 3(b).

(c)           The Corporation shall not, without the written consent or affirmative vote of the holders of at least eighty-four percent (84%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, take action to effect any of the following (whether by merger, consolidation or otherwise): (i) amend this Certificate of Incorporation so as to amend, alter or repeal the powers, preferences or special rights of the Series A Preferred Stock in a manner that affects them adversely, (ii) increase the number of shares designated as Series A Preferred Stock, or (iii) authorize, designate or issue any class of stock having any right, preference or priority superior to or on a parity with the Series A Preferred Stock.

4.                                       Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.42 by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be $.34.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred

Stock.  In the event of such a redemption or liquidation, dissolution or winding up, the Corporation shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least 15 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b)                                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

(c)                                  Mechanics of Conversion.

(i)            In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)           The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.  Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(iii)          Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv)          All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(v)           The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                                 Adjustments to Series A Conversion Price for Diluting Issues.

(i)                                     Special Definitions.  For purposes of this Section 4, the following definitions shall apply:

(A)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)           “Series A Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(C)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than:

(I)                                    shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Preferred Stock;

(II)                                shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)                            shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, to the extent such shares represent in the aggregate less than twenty percent (20%) of the shares of Common Stock outstanding (including shares issuable upon conversion of outstanding Options and Convertible Securities) at the time of such issuance or deemed issuance;

(IV)                            up to 1,370,400 shares of Common Stock issued or deemed issued upon exercise of warrants outstanding on the Series A Original Issue Date to acquire such shares (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or other required adjustment);

(V)                                shares of Common Stock (or Options with respect thereto) or Convertible Securities issued to a vendor or other business entity in connection with a business transaction that has a principal purpose other than purchase of such Common Stock, Options or Convertible Securities, provided that such business transaction is approved by the Board of Directors of the Corporation; or

(VI)                            other than as provided in Subsection 4(d)(v), shares of Series A Preferred Stock issued or deemed issued upon exercise of the warrants to be issued pursuant to the Securities Purchase Agreement.

(ii)           No Adjustment of Series A Conversion Price.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if:  (a) the consideration per share (determined pursuant to Subsection 4(d)(vi)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least eighty-four percent (84%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock.

(iii)                               Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A)          If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(d)(i)(D) above), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series

A Original Issue Date), are revised after the Series A Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(E)           No adjustment in the Series A Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities other than as provided in Subsection 4(d)(v).

(iv)                              Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series A Original Issue Date and before November 12, 2004 issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for the issue of the Additional Shares of Common Stock (determined pursuant to Subsection 4(d)(vi)).

(v)                                 Special Adjustment of Series A Conversion Price.

(A)          For purposes of this Section 4(d)(v), “Cumulative Conversion Adjustment” shall mean that the Series A Conversion Price shall be reduced to the lowest final exercise price per share of Series A Preferred Stock of the six tranches of warrants issued pursuant to Section 1(b) of the Securities Purchase Agreement (the “Short-Term Warrants”) (whether or not such Short-Term Warrants are exercised, but subject to the Corporation’s right to extend the expiration dates of such Short-Term Warrants as provided in Section 1(b) of the Securities Purchase Agreement) if such price is lower than the applicable Series A Conversion Price in effect on such date.

(B)           In the event the Expiration Date (as Expiration Date is defined in the Short-Term Warrants) of the last tranche of Short-Term Warrants to expire occurs prior to April 1, 2004, then on April 15, 2004 there shall be a Cumulative Conversion Adjustment if the revenue of the Corporation (as reported in the Corporation’s annual and quarterly reports on Forms 10-K and 10-Q filed with Securities and Exchange Commission) for the period beginning April 1, 2003 and ending March 31, 2004 is less than $8,717,000.

(C)           In the event the Expiration Date (as Expiration Date is defined in the Short-Term Warrants) of the last tranche of Short-Term Warrants to expire occurs on or after April 1, 2004, then on July 15, 2004 there shall be a Cumulative Conversion Adjustment if the revenue of the Corporation (as reported in the Corporation’s annual and quarterly reports on Forms 10-K and 10-Q filed with Securities and Exchange Commission) for the period beginning April 1, 2003 and ending June 30, 2004 is less than $11,932,000.

(vi)                              Determination of Consideration.  For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)                              Cash and Property:  Such consideration shall:

(I)                                    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)                                insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)                            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B)                                Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)                                    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)                                the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which a share of Series A Preferred Stock was first issued (the “Series A Original Issue Date”) effect a subdivision of the outstanding Common Stock or combine the outstanding shares of Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock, the Series A Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)            Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)                                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that no such provision shall be made if the holders of Series A Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(h)           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d),(e) or (f) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this

Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i)                                     No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation without the written consent of the holders of at least eighty-four percent (84%) of the then outstanding shares of Series A Preferred Stock, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(j)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(k)                                  Notice of Record Date.  In the event:

(i)            the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(l)                                     Beneficial Ownership Limitation.  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by The Tail Wind Fund Ltd. upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by The Tail Wind Fund Ltd. (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on The Tail Wind Fund Ltd.’s right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by The Tail Wind Fund Ltd.’s “affiliates” at such time (as defined in Rule 144 of the Securities Act of 1933, as amended) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”).  The Tail Wind Fund Ltd. shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a change in control transaction.  The Corporation’s obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 4(l) shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

5.                                       Redemption.  Neither the Corporation nor any subsidiary shall offer to redeem or otherwise acquire any series of Series A Preferred Stock, except (i) as expressly authorized herein, or (ii) with the written consent of the holders of at least eighty-four percent (84%) of the then outstanding shares of Series A Preferred Stock provided that such redemption is made pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder.

6.                                       Waiver.  Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least eighty-four percent (84%) of the shares of Series A Preferred Stock then outstanding.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President and attested to by its Secretary this 12th day of May, 2003.

CAMBRIDGE HEART, INC.

By:	/s/ David A. Chazanovitz
David A. Chazanovitz
President

ATTEST:

By:	/s/ Robert B. Palardy
Robert B. Palardy
Secretary